GLYKO BIOMEDICAL LTD.






                         Management Information Circular
























                                   May 7, 1999

                              GLYKO BIOMEDICAL LTD.
                            Scotia Plaza, Suite 2100
                               40 King Street West
                                Toronto, Ontario
                                     M5H 3C2


                         MANAGEMENT INFORMATION CIRCULAR


SOLICITATION OF PROXIES

This Management Information Circular is furnished in connection with the solicitation of proxies by the Management of Glyko Biomedical Ltd. (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation (the "Meeting") to be held at the time and place and for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. It is anticipated that the solicitation will be by mail primarily, but proxies may also be solicited personally by regular employees of the Corporation. The cost of such solicitation will be borne by the Corporation.

The form of proxy forwarded to Shareholders with the Notice of Annual Meeting of Shareholders confers discretionary authority upon the proxy nominees with respect to various matters identified in the Notice of Annual Meeting of Shareholders or other matters which may properly come before the Meeting.

The form of proxy affords the Shareholder the opportunity to specify that the shares registered in his name shall be voted or withheld from voting on and to vote for or against any ballot that may be called for, in accordance with the specifications made by Shareholders.

In respect of proxies in which the Shareholders have not specified that the proxy nominees are required to vote for or withhold from voting, the shares represented by such proxies will be voted for the applicable resolutions.


APPOINTMENT AND REVOCATION OF PROXIES

A Shareholder has the right to appoint a person (who need not be a Shareholder) to attend and act for him and on his behalf at the Meeting other than the persons designated in the enclosed form of proxy. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the registered office of the Corporation or the Corporation's transfer agent not less than 48 hours (exclusive of Saturdays, Sundays and holidays) before the time of the Meeting or with the Chairman of the Meeting before the time of the Meeting or any adjournment thereof.

A Shareholder who has given a proxy may revoke it at any time in so far as it has not been exercised. A proxy may be revoked, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy, by instrument in writing executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a body corporate, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used or with the Chairman of such Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits the proxy is revoked. A proxy may also be revoked in any other manner permitted by law.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

On May 7, 1999, 31,489,605 Common Shares without par value of the Corporation were issued and outstanding. Each Common Share entitles the holder thereof to one vote at all meetings of Shareholders.

All holders of Common Shares of record as of the time of the Meeting or any adjournment thereof are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed proxy shall have been delivered to the Corporation, to attend and vote thereat by proxy the Common Shares held by them.

The following table lists certain information regarding beneficial ownership of the Corporation's Common Shares as of May 7, 1999, by (i) those persons who own more than 5% of the Corporation's common stock, (ii) each of the Corporation's "Named Executive Officers" (as defined below), (iii) each of the Corporation's directors, and (iv) by the Corporation's officers and directors as a group. The statements as to the shares of the Corporation beneficially owned or over which control or direction is exercised by the Corporation's directors are in each instance based upon information furnished by the person concerned.

                                      -3-

------------------------------ ----------------------------------------- ---------------------- ----------------------

       Title of Class            Name and Address of Beneficial Owner    Number of Shares Held     Percent of Class

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  New York Life Insurance Company                    4,185,000(1)          12.8%
                               51 Madison Avenue
                               New York, NY 10010

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  LaMont Asset Management                            3,816,369             12.1%
                               Baarerstrasse 10
                               P.O. box 4639
                               6304 Zug, Switzerland

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  Gwynn R. Williams                                   3,485,188(2)         10.9%
                               c/o Life Science Resources Ltd.
                               3rd Floor Salisbury House
                               15 Victoria Street
                               Douglas, Isle of Man
                               British Isles, UK

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  Trianon Opus One Inc.                               1,764,000             5.6%
                               Julius Baer Securities Inc.
                               330 Madison Avenue
                               New York, NY  10017

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  John C. Klock                                         627,817(3)          2.0%
                               c/o  BioMarin Pharmaceutical Inc.
                               371 Bel Marin Keys Blvd. , Suite 210
                               Novato, CA  94949

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  Christopher M. Starr                                    8,072(4)           *
                               c/o  BioMarin Pharmaceutical Inc.
                               371 Bel Marin Keys Blvd. , Suite 210
                               Novato, CA  94949

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  John H. Craig                                          68,521(5)           *
                               c/o Cassels Brock & Blackwell, Scotia
                               Plaza, Suite 2100,
                               40 King Street West
                               Toronto, ON  M5H 3C2

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  R. William Anderson                                    82,520(6)           *
                               c/o  BioMarin Pharmaceutical Inc.
                               371 Bel Marin Keys Blvd. , Suite 210
                               Novato, CA  94949

------------------------------ ----------------------------------------- ---------------------- ----------------------



                                      -4-

------------------------------ ----------------------------------------- ---------------------- ----------------------

       Title of Class            Name and Address of Beneficial Owner    Number of Shares Held     Percent of Class


------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  John S. Glass                                         109,000(7)           *
                               Milkhaus Laboratory, Inc.
                               48 Main Street
                               Boxford, MA  01921

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  Mark I. Young                                          42,000(8)           *
                               c/o Cassels Brock & Blackwell, Scotia
                               Plaza, Suite 2100, 40 King Street West,
                               Toronto, ON  M5H 3C2

------------------------------ ----------------------------------------- ---------------------- ----------------------
------------------------------ ----------------------------------------- ---------------------- ----------------------
Common Shares                  All Officers and Directors                          4,423,118(9)          13.8%

------------------------------ ----------------------------------------- ---------------------- ----------------------

* Less than 1%

(1)      Includes 1,311,562 Common Shares issuable upon exercise of common share purchase warrants.
(2)      Includes  92,520  Common  Shares  issuable  upon  exercise  of  options  within 60 days of May 7, 1999 and
         312,568 Common Shares issuable upon exercise of common share purchase warrants.
(3)      Includes 2,000 Common Shares issuable upon exercise of options within 60 days of May 7, 1999.
(4)      Includes 5,829 Common Shares issuable upon exercise of common share purchase warrants.
(5)      Includes 68,520 Common Shares issuable upon exercise of options within 60 days of May 7, 1999.
(6)      Includes 82,520 Common Shares issuable upon exercise of options within 60 days of May 7, 1999.
(7)      Includes 41,000 Common Shares issuable upon exercise of options within 60 days of May 7, 1999.
(8)      Includes 41,000 Common Shares issuable upon exercise of options within 60 days of May 7, 1999
(9)      Includes  327,560  Common  Shares  issuable  upon  exercise  of options  within 60 days of May 7, 1999 and
         318,397 Common Shares issuable  upon  exercise  of common  share  purchase  warrants.  Excludes  shares held by  LaMont  Asset Management S.A., New York Life, and Trianon Opus One, Inc.

ELECTION OF DIRECTORS

The articles of the Corporation provide that there shall be cumulative voting for the election of directors. Therefore, each shareholder of the Corporation entitled to vote for the election of directors has the right to cast a number of votes equal to the number of votes attached to all the shares held by him multiplied by the number of directors to be elected. A shareholder may cast all such votes in favour of one candidate or distribute them among the candidates in such manner as he sees fit.

For example, if a shareholder holds 100 Common Shares and desires to vote them for the election of directors, the shareholder would be entitled to cast 600 votes, a number arrived at by multiplying the total number of Common Shares held by the shareholder by the number (6) of directors to be elected. The 600 votes resulting from such multiplication would be cast in favour of one candidate or distributed among any number of candidates in any portion desired.

If a shareholder votes for more than one candidate without specifying the distribution of his votes among the candidates, he will be deemed to have distributed his votes equally among the candidates for whom he voted. If the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equal the number of positions to be filled. A separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two or more persons to be elected by a single resolution.

The present term of office of each director of the Corporation will expire immediately prior to the election of directors at the Annual Meeting of Shareholders. Each of the persons whose name appears hereunder is proposed to be elected as a director of the Corporation to serve until the next Annual Meeting of Shareholders or until his successor is elected or appointed. It is intended that on any ballot that may be called for relating to the election of directors the shares represented by the proxies in favour of Management nominees will be voted in favour of the election of the persons whose names are set out below, with such votes being equally distributed among such persons as directors of the Corporation. Unless a shareholder has specified in his proxy that his shares are to be withheld from voting in the event that any vacancies occur in the slate of Management nominees, it is intended that discretionary authority shall be exercised to vote the share represented by such proxies for the election of such other person or persons as directors in accordance with the best judgment of Management proxy nominees.

Management does not contemplate that any of the nominees will be unable to serve as a Director but if that should occur for any reason prior to the Meeting it is intended that discretionary authority shall be exercised by the persons named in the enclosed form of proxy to vote the proxy for the election of any other person or persons in place of any nominee or nominees unable to serve.

DIRECTORS AND EXECUTIVE OFFICERS

The names of all of the members of the Board of Directors and the Executive Officers of the Company, their principal occupations or employment during the last 5 years and the dates on which they became Directors or Executive Officers are as follows:

=========================================================== ========================================================

Name and Present Principal Occupation                       Date First Appointed Director/Executive Officer

=========================================================== ========================================================

R. William Anderson *                                       June 26, 1992 (Director)
Vice President, Finance and Administration
and Chief Financial Officer
BioMarin Pharmaceutical Inc.
=========================================================== ========================================================

John H. Craig                                               June 26, 1992 (Director)
Partner
Cassels Brock and Blackwell
=========================================================== ========================================================

John S. Glass                                               August 3, 1994 (Director)
Vice President and Chief Financial Officer
Milkhaus Laboratory, Inc.
=========================================================== ========================================================

John C. Klock, M.D.  *                                      January 1, 1991 (President, Chief Executive Officer)
President and Chief Executive Officer                       June 26, 1992 (Director)
Glyko Biomedical Ltd.
President,  Secretary and Director
BioMarin Pharmaceutical Inc.
=========================================================== ========================================================

Brian K. Brandley, Ph.D.                                    April 1, 1998 (Managing Director)
Managing Director
Glyko Biomedical Ltd.
=========================================================== ========================================================

Gwynn R. Williams  *                                        June 26, 1992 (Director)
Physicist
=========================================================== ========================================================

Mark I. Young                                               March 14, 1997 (Director)
Partner
Cassels Brock and Blackwell

=========================================================== ========================================================

* - member of the Audit Committee

All Directors and Executive Officers have held the above positions throughout the past five years, except that: Mr. Anderson was also Vice-President, Finance and Chief Financial Officer of Fusion Medical Technologies, Inc. and Fidus Medical Technology, Inc. and a Director (Consultant) at Recombinant Capital during the five year period; prior to August 1994 Mr. Craig was a partner of the firm Holden Day Wilson, Barristers and Solicitors; prior to June 1994 Mr. Glass was Director of Investor Relations and Vice President of Millicorp, a venture capital subsidiary of Millipore Corporation; and prior to August, 1994, Mr. Young was a partner of the firm Holden Day Wilson, Barristers and Solicitors.

All Directors hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships among the officers and directors of the Corporation.

Mr. R. William Anderson has served as a Director since 1992. Since June 1998, Mr. Anderson has been Vice President, Finance and Administration and Chief Financial Officer at BioMarin Pharmaceutical Inc. From 1997 to 1998, Mr. Anderson was Vice President, Finance and Chief Financial Officer at Fusion Medical Technologies, Inc., a surgical sealant company. Mr. Anderson held the same position at Fidus Medical Technology, Inc., a developer of microwave cardiac ablation equipment from 1996 to 1997. From 1994 to 1996, Mr. Anderson was a Director at Recombinant Capital, a consulting firm specializing in strategic alliances in the biotechnology industry. From 1989 to 1994, Mr. Anderson served as Vice-President Finance and Chief Financial Officer at Glycomed Incorporated, a therapeutic pharmaceutical company based on complex carbohydrates. Mr. Anderson also held financial positions as chief financial officer at Chiron Corporation and as controller and as director of financial planning and analysis at Syntex Laboratories.

Mr. John H. Craig has served as a Director and Secretary of the Corporation since 1992 and has been a solicitor and partner with Cassels Brock and Blackwell and previously with Holden Day Wilson, Toronto law firms, since 1973. Mr. Craig is a director of a number of public companies including Argentina Gold Corp., Consolidated HCI Holding Corporation, Consolidated Stanford Corporation, Derlan Industries Limited, Gulfstream Resources Canada Limited, International Curator Resources Ltd., LatinGold Inc., Lundin Oil AB, Oro Nevada Resources Inc., Red Sea Oil Corporation, Scorpion Minerals Inc., TVX Gold Inc. and Tenke Mining Corporation.

Mr. John S. Glass has served as a Director since August 1994 and is Vice President and Chief Financial Officer of Milkhaus Laboratory, Inc., a clinical stage biopharmaceutical company. From 1968 to 1994, Mr. Glass served in various capacities at Millipore Corporation, most recently as Director of Investor Relations and Vice President of Millicorp, a venture capital subsidiary. Previously, Mr. Glass was a research and development manager at Polaroid Corporation. Mr. Glass is currently a director of Li Medical, Inc. and was a director of PDI, Inc. from 1987 to 1990.

Dr. John C. Klock has served as the  President  and  Chief Executive  Officer of the Corporation since 1991 and as a Director since 1992. Since its inception in March 1997, Dr. Klock has been the President and Director of BioMarin Pharmaceutical Inc., a developer of carbohydrate enzyme therapeutics. Dr. Klock was a founder of Glyko, Inc., a carbohydrate analytical and diagnostic company and served as its President since inception in October 1989. Dr. Klock was a founder of Glycomed Incorporated, a therapeutic pharmaceutical company based on complex carbohydrates, at which he served as Vice President, Medical Affairs from July 1987 to July 1990. Dr. Klock was a scientific director at the Institute of Cancer Research of California Pacific Medical Center from July 1981 to July 1987. Dr. Klock was an academic physician and carbohydrate researcher at the University of California at San Francisco from 1982 to 1986.

Dr. Christopher M. Starr has been Vice President for Research and Development of BioMarin Pharmaceutical Inc., a developer of carbohydrate enzyme therapeutics, since its inception in March 1997. Dr. Starr was the Vice President of Research and Development for Glyko, Inc., a carbohydrate analytical and diagnostic company, since 1992 and for the year prior, he was Glyko Inc.'s Director of Research and Development. Dr. Starr was a National Research Council Associate and Intramural Research Training Award Fellow with the National Institutes of Health prior to joining Glyko, Inc.

Mr.  Gwynn R.  Williams  has served as a  Director  since 1992 and was a founder of Glyko, Inc., a carbohydrate analytical and diagnostic company (established 1990). Mr. Williams was also founder and owner of AstroMed and Astroscan, U.K. manufacturers of scientific equipment established in March 1984, which entities, in December 1997, merged into Life Science Resources
Ltd., a U.K. company. Previously, Mr. Williams was a partner in Arthur Andersen & Co., a mathematician with G eneral Motors Research in Detroit and a mathematician with British Steel. Mr. Williams also serves on the Board of BioMarin Pharmaceutical Inc.

Mr. Mark I. Young has served a Director since March 1997 and has been the Assistant Secretary of the Corporation since 1992. Mr. Young has been a solicitor and partner with Cassels Brock and Blackwell and previously with Holden Day Wilson, Toronto law firms, practicing in the areas of corporate commercial and securities law. Mr. Young is an officer or director of a number of public companies listed on The Toronto Stock Exchange.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own ten percent or more of a registered class of the Corporation's equity securities, to file with the Securities Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and ten percent or more stockholders are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms they file.

To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, during the fiscal year ended December 31, 1998, all officers, directors, and ten percent stockholders complied with all Section 16(a) filing requirements, except that the Forms 5 for all officers, directors and ten percent stockholders were filed late.

Board Meetings and Committees

The Board of Directors of the Corporation held a total of four meetings during the year ended December 31, 1998 on January 22, June 18, July 22 and September
17. No director participated in fewer than 75 percent of all such meetings and actions of the Board of Directors and the committees, if any, upon which such director served.

The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a Nominating Committee or a committee performing the functions of a Nominating Committee.

The Audit Committee of the Board of Directors consists of Messrs. Anderson and Williams and Dr. Klock. The Audit Committee recommends engagement of the Corporation's independent accountants, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Corporation's independent accountants and for reviewing and evaluating the Corporation's accounting principles and its systems of internal accounting controls. The Audit Committee met on June 11, 1998 to approve the Corporations 1997 financial statements.

The Audit Committee has reviewed the Corporation's 1998 financial statements and has recommended that the Board of Directors approve those financial statements.

The Compensation Committee of the Board of Directors consists of Messrs. Anderson and Williams. The Compensation Committee reviews the Company's compensation structure for appropriateness and competitiveness, recommends officer salaries to the Board, recommends officer and staff bonuses to the Board and reviews retirement plan investments for adequate performance. The Compensation Committee met on January 12, 1998.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains information about the compensation paid to, or earned by, those who were, at December 31, 1998, the President, Chief Executive Officer and Chief Financial Officer of the Corporation and the Managing Director of the Corporation, being the only executive officers of the Corporation
(collectively, the "Named Executive Officers"). Specific aspects of their compensation are dealt with in further detail in subsequent tables.

Glyko Biomedical Ltd.:

============================ ======== ========================================= ================== ===================

Name and Principal Position                                                         Long-term          All Other
                              Year               Annual Compensation               Compensation        Compensation
                                                                                                        (U.S.$)
                                      ----------- ---------- ------------------ ------------------ -------------------
                                                                                Securities Under
                                                               Other Annual      Options Granted
                                        Salary      Bonus      Compensation            (#)
                                       (U.S.$)     (U.S.$)        (U.S.$)
---------------------------- -------- ----------- ---------- ------------------ ------------------ -------------------
John C. Klock
President, Chief Executive
Officer,
Chief Financial Officer,
and Director
                             1998         18,750     --             --                  11,290(2)          --
                             1997         97,226     --             --                  64,740(2)          --
                             1996        187,297     --             --                  75,876(2)          --
---------------------------- -------- ----------- ---------- ------------------ ------------------ -------------------
Brian Brandley(1)
Managing Director            1998        101,602     --             --                 150,000(2)          --

---------------------------- -------- ----------- ---------- ------------------ ------------------ -------------------

(1) On April 1, 1998, Brian Brandley, Ph.D. was appointed as Managing Director of the Corporation and Christopher M. Starr, Ph.D. resigned as Vice President of Research and Development.
(2) Options were assumed by BioMarin as part of the sale of Glyko, Inc. on October 7, 1998. See "Interest of Insiders in Material Transactions."

BioMarin Pharmaceutical Inc.(1):

============================ ======== ========================================= ================== ===================

Name and Principal Position                                                         Long-term          All Other
                             Year               Annual Compensation               Compensation        Compensation
                                                                                                        (U.S.$)
                                      ----------- ------------ ---------------- ------------------ -------------------
                                                                                Securities Under
                                                                Other Annual     Options Granted
                                        Salary       Bonus      Compensation           (#)
                                       (U.S.$)      (U.S.$)        (U.S.$)
---------------------------- -------- ----------- ------------ ---------------- ------------------ ------------------

John C. Klock                1998        222,450   87,500(2)         --              300,000               --
President  and Director      1997        146,914      --             --                --                  --
---------------------------- -------- ----------- ------------ ---------------- ------------------ ------------------

R. William Anderson          1998         90,484      --             --              200,000               --
Vice-President, Finance
and Administration and
Chief Financial Officer
============================ ======== =========== ============ ================ ================== ===================

(1) The Corporation owns 41% of BioMarin Pharmaceutical Inc. ("BioMarin"). Certain officers and directors of the Corporation are also officers and directors of BioMarin.
(2) Includes amounts paid in 1999 for 1998.


Long-term Compensation Plans

Option Grants in 1998

Pursuant to the Corporation's stock option plan (the "Plan"), the Board of Directors may from time to time authorize the granting to directors, officers, employees and consultants of the Corporation of options to purchase up to 3,000,000 Common Shares. Granting of options in excess of the 3,000,000 share maximum is subject to shareholder approval. The exercise price of any option shall be fixed by the Board of Directors provided that such price may not be less than the market price of the Common Shares on the trading day prior to the date of grant. Payment of such exercise price must be made in full at the time of exercise.

Options under the Plan may be granted for any term up to ten years, are non-assignable, and are subject to earlier termination upon the termination of an optionee's employment for any cause including retirement, permanent disability but not death. In the event of death of an optionee, his estate may be entitled for a period of six months thereafter to exercise any option which a deceased optionee would have been entitled to exercise if then alive but in any event not after the date of expiration of the option. No individual may hold options to purchase more than 5% of the number of Common Shares outstanding from time to time.

The purpose of the Plan is to attract and motivate the directors, officers, employees and consultants of the Corporation and to advance the Corporation by affording such persons the opportunity to acquire an equity interest in the Corporation. In determining whether options will be granted, the Board of Directors will review the financial position of the Corporation, the performance of such individuals in carrying out their duties and their willingness to serve the needs of the Corporation in general and the general state of the financial markets.

The following table provides details of stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1998 pursuant to the Plan.

------------------------- -------------- ------------------- ------------------ ------------------- --------------------
                                                                                Market Value of
                          Securities     % of Total                             Securities
                          Under          Options Granted                        Underlying
                          Options        to Employees in     Exercise/Base      Options of the
Name                      Granted        Financial Year      Price              Date of Grant
                          (#)(1),                            (Cdn.$/Security)   (Cdn.$/Security)    Expiration Date
------------------------- -------------- ------------------- ------------------ ------------------- --------------------

John C.  Klock              11,290(2)            5%                $1.25              $1.25          December 31, 2002

------------------------- -------------- ------------------- ------------------ ------------------- --------------------

Brian Brandley             150,000(2)           64%                $3.45              $3.45           March 31, 2003

------------------------- -------------- ------------------- ------------------ ------------------- --------------------

(1) Securities Under Options Granted refers to Common Shares.
(2) Options Granted in 1998 were assumed by BioMarin as part of the Glyko, Inc. sale on October 7, 1998.


Options Exercised and Options Remaining

The following table provides detailed information regarding options exercised by the Named Executive Officers and directors of the Corporation during 1998. In addition, details on remaining options held are provided.

============================ ============ =============== =================================== ====================================
                                                                                                     Value of Unexercised
                                                                Unexercised Options at              in-the-money Options at
                                                                  December 31, 1998                  December 31, 1998(1)
                             ------------- -------------- --------------- ------------------- ------------------ -----------------

                               Securities     Aggregate
                                Acquired        Value
                               on Exercise    Realized      Exercisable      Unexercisable        Exercisable     Unexercisable
           Name                    (#)         (Cdn.$)          (#)               (#)               (Cdn.$)           (Cdn.$)
---------------------------- ------------- -------------- --------------- ------------------- ------------------ -----------------
R. William Anderson                20,000        $59,000          90,520          --                   $535,340         --
---------------------------- ------------- -------------- --------------- ------------------- ------------------ -----------------
Brian Brandley (2)                --            --                28,125       121,875                  $92,812      $495,000
---------------------------- ------------- -------------- --------------- ------------------- ------------------ -----------------
John H. Craig                      20,000        $74,000          90,520          --                   $535,340         --
---------------------------- ------------- -------------- --------------- ------------------- ------------------ -----------------
John S. Glass                      20,000        $92,000          87,000          --                   $515,100         --
---------------------------- ------------- -------------- --------------- ------------------- ------------------ -----------------
John C. Klock(2) (3)              534,672     $1,834,529         140,616          --                   $923,646         --
---------------------------- ------------- -------------- --------------- ------------------- ------------------ -----------------
Gwynn R. Williams                  20,000        $72,000          90,520          --                   $535,340         --
---------------------------- ------------- -------------- --------------- ------------------- ------------------ -----------------
Mark I. Young                     --            --                39,000          --                   $228,300         --
============================ ============= ============== =============== =================== ================== =================

(1) Based on the closing price of Common Shares on The Toronto Stock Exchange on December 31, 1998 of Cdn.$6.75.
(2) Options were assumed by BioMarin as part of the sale of Glyko, Inc. on October 7, 1998.
(3) These Common Shares acquired were purchase by a loan from the Corporation. See "Indebtedness of Directors, Executive Officers And Senior Officers."

COMPENSATION OF DIRECTORS

Each non-executive Director of the Corporation received 16,000 stock options in 1998 at an exercise price of Cdn.$1.25 expiring on December 31, 2002 in lieu of monetary compensation for services rendered in their capacity as Directors in 1998. On January 28, 1999, each Director of the Corporation received 4,000 stock options at an exercise price of Cdn.$6.00 expiring on December 31, 2003 for 1999 services as a Director.

PERFORMANCE GRAPH

The following graph compares the Company's cumulative total shareholder return with the cumulative total return of the TSE 300 Composite Index, assuming a $100 investment in Common Shares on December 31, 1993 and reinvestment of dividends during the period. The period covered by the graph includes the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998.


               Dec-93     Dec-94     Dec-95      Dec-96       Dec-97      Dec-98

TSE 300......   100        99.8       114.3       146.7        168.7       166
The Company..   100        29.8       22.8        14.0         43.9        236.8

REPORT ON EXECUTIVE COMPENSATION

During the fiscal year ended December 31, 1998, the Compensation Committee comprised Messrs. Anderson and Williams. The Compensation Committee met on January 12, 1998. It is the responsibility of the Compensation Committee to determine the level of compensation in respect of the Corporation's senior executives with a view to providing such executives with a competitive compensation package having regard to performance. Performance is defined to include achievement of the Corporation's strategic objective of growth and the enhancement of shareholder value through increases in the stock price resulting from increases in sales and earnings in Glyko, Inc. and increase in value in its holdings of BioMarin.

Compensation for executive officers is composed primarily of three components; namely, base salary, performance bonuses and the granting of stock options. Performance bonuses are considered from time to time having regard to the above referenced objectives.

In establishing the levels of base salary, the award of stock options and performance bonuses the Compensation Committee takes into consideration individual performance, responsibilities, length of service and levels of compensation provided by industry competitors.

In April 1998, the Committee reviewed the initial compensation of Dr. Brandley in comparison to executives with similar responsibility, experience and autonomy and determined that his compensation would be competitive for positions with similar characteristics.

In 1997, the Board (acting to review compensation in lieu of a separate committee meeting) reviewed and set Dr. Klock's compensation at an annual rate of $250,000 which reflected the increased complexity of a new therapeutic subsidiary and the increased demands of such an increase in responsibility. The Board further agreed to a salary and general effort allocation of 30% to Glyko and 70% to BioMarin. In April 1998, Dr. Klock began to devote essentially all of his time to BioMarin and thereafter received no cash compensation as President of Glyko. Dr. Klock's base salary was not increased in 1998 under these circumstances.

Submitted by:

Mr. R. William Anderson
Mr. Gwynn Williams

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

To the best of the Corporation's knowledge, none of the directors, senior officers and principal shareholders of the Corporation or any respective associates or affiliates of any director, senior officer or principal shareholder of the Corporation had any direct or indirect interest in any material transactions of the Corporation entered into since January 1, 1998, save and except that:

On October 7, 1998, the Corporation sold 100% of the outstanding capital stock of Glyko, Inc. to BioMarin. As consideration for such sale, BioMarin issued
2,259,039 shares of common stock of BioMarin to the Corporation, agreed to assume options to purchase up to 585,969 Common Shares (which options were previously issued to employees of Glyko, Inc.) and paid the Corporation $500 in cash. The shares of BioMarin common stock were valued at $6.00 per share, yielding a total value of $13,554,234, and the options assumed were valued at $945,765, which, when combined with the $500 in cash, yields a total value for the consideration received of $14,500,499. As a result of the sale of Glyko, Inc. the Corporation's ownership interest in BioMarin increased to 41%. In conjunction with the sale of Glyko, Inc., the Corporation converted approximately U.S.$3.8 million of intercompany loan to equity in Glyko, Inc. The remaining balance of U.S.$1.2 million was repaid to the Corporation in cash. An independent committee of disinterested Directors of the Corporation reviewed the offers from BioMarin, negotiated changes in the size and structure of the payment for Glyko, Inc. and recommended that the Board approve the sale.

Mr. Williams, a Director and Shareholder of the Corporation, is also a Director of BioMarin and on November 17, 1997, was granted an option to purchase 20,000 shares of BioMarin's common stock at an exercise price of $1.00 per share for his services as a Director of BioMarin. In March 1999, Mr. Williams was granted an option to purchase 15,000 shares of BioMarin's common stock at an exercise price of $7.00 per share for his services as a Director of BioMarin.

Dr. Klock, President, Chief Executive Officer and Director of the Corporation, is also an officer of BioMarin and on October 1, 1997 purchased 800,000 shares of BioMarin's common stock at $1.00 per share with a 3-year recourse note secured by the stock. On June 22, 1998, Dr. Klock was granted an option to purchase 300,000 shares of BioMarin's common stock at an exercise price of $4.00 per share. On January 15, 1999, Dr. Klock was granted an option to purchase 75,000 shares of BioMarin's common stock at an exercise price of $7.00 per share as long-term equity compensation.

Dr. Starr, formerly an officer of the Corporation, is also an officer of BioMarin and on October 1, 1997 purchased 400,000 shares of BioMarin's common stock at $1.00 per share with a 3-year recourse note secured by the stock. On June 22, 1998, Dr. Starr was granted an option to purchase 200,000 shares of BioMarin's common stock at an exercise price of $4.00 per share. On January 15, 1999, Dr. Starr was granted an option to purchase 50,000 shares of BioMarin's common stock at an exercise price of $7.00 per share as long-term equity compensation.

Mr. R. William Anderson, a Director of the Corporation, is also an officer of BioMarin and on June 22, 1998, was granted an option to purchase 200,000 shares of BioMarin's common stock at an exercise price of $4.00 per share. On January 15, 1999, Mr. Anderson was granted an option to purchase 25,000 shares of BioMarin's common stock at an exercise price of $7.00 per share as long-term equity compensation. On March 22, 1999, Mr. Anderson was granted an option to purchase 4,573 shares of BioMarin's common stock at an exercise price of $7.00 per share.

LaMont Asset Management, S.A., a 12% Shareholder of the Corporation, is also owns 935,000 shares of BioMarin.

                            INDEBTEDNESS OF DIRECTORS
                     EXECUTIVE OFFICERS AND SENIOR OFFICERS

Other than as described below, no director, senior officer or executive officer of the Corporation or associate of any director, senior officer or executive officer is, or at any time since the beginning of the most recently completed financial year has been, indebted to the Corporation.

Pursuant to the Share Exchange Agreement under which the Corporation sold Glyko, Inc. to BioMarin, the Corporation has loaned Cdn.$1,106,167 to Dr. John Klock to purchase Common Shares of the Corporation upon the exercise of stock options held by Dr. Klock as set forth below. The loans are evidenced by an interest bearing promissory notes due on demand.

The following table sets forth any indebtedness of directors, senior officers or executive officers of the Corporation entered into in connection with the purchase of securities of the Corporation.

--------------------------------------------------------------------------------------------------------------------------


                                          Largest Amount of       Outstanding
  Name of Borrower                           Outstanding       Indebtedness as of   Number of Common     Security for
                           Lender            Indebtedness       December 31, 1998   Shares Purchased     Indebtedness
--------------------------------------------------------------------------------------------------------------------------
John C. Klock            Corporation        Cdn.$1,106,167        Cdn.$1,106,167          532,672      532,672 Common
                                                                                                       Shares
--------------------------------------------------------------------------------------------------------------------------

During fiscal 1997 Dr. Klock purchased 800,000 shares of common stock of BioMarin in exchange for a note maturing on July 31, 2000. The note is secured by the underlying stock.

CORPORATE GOVERNANCE

Mandate of the Board

The mandate of the Corporation's board of directors is to provide guidance to the Corporation's management in the following areas:

o        long term strategic planning
o        risk analysis and monitoring of risk management systems
o overseeing the appointment and training of senior management and monitoring their performance, including succession planning
o establishing and monitoring the Corporation's communications policy and ensuring that it addresses the feedback and concerns of shareholders in particular
o ensuring the integrity of the Corporation's systems for internal controls and management information
o developing and implementing the Corporation's corporate governance guidelines
o        approval of the annual operating and capital budgets

Composition of the Board

The Corporation's Board consists of six directors. Five members of the board are outside directors who are not members of management. A majority of the Board can be considered "unrelated" directors in that they do not have any interest or business or other relationship which could or could reasonably be perceived to materially interfere with their ability to act with a view to the best interests of the Corporation.

The Corporation does not have a significant shareholder who is able to elect a majority of the Corporation's Board.

Committees

The Board presently has an Audit Committee and a Compensation Committee which have been assigned the specific responsibilities described below. However, due the size of the Corporation and its board, the functions of a Nominating or Executive Committee are performed by the entire Board.

Audit Committee

The Audit Committee consists of three directors, a majority of whom are outside directors. It carries out the following responsibilities:

o   reviewing the Corporation's audited financial statements
o   meeting with the Corporation's management and auditors for that purpose

Compensation Committee

The Compensation Committee consists of two directors, both of whom are outside directors. It carries out the following responsibilities:

o   review   compensation  structure  for  appropriateness  and  competitiveness
o   recommend  officer  salaries to the Board of  Directors
o   recommend  officer and staff bonuses to the Board of Directors
o   reviews  retirement  plan  investments for adequate performance

APPOINTMENT OF AUDITORS

Unless authority to do so is withheld, the persons named in the enclosed form of proxy intend to vote for the appointment of the firm of Arthur Andersen LLP, as auditors of the Corporation, to hold office until the next Annual Meeting of Shareholders at a remuneration to be fixed by the Directors.

GENERAL

The Directors will lay before the Meeting their Annual Report and the Consolidated Financial Statements of the Corporation for the years ended December 31, 1998 and 1997 and the Report of the Auditors to the Shareholders will be presented. Receipt at the Meeting of the Annual Report of the Directors and the Corporation's Financial Statements for its last completed fiscal year, together with the Report of the Auditors, will not constitute approval or disapproval by the Shareholders of any matters referred to therein.

Except as otherwise indicated, information contained herein is given as of May 7, 1999. Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Annual Meeting of Shareholders. However, if any other matters which are not now known to Management should come properly before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the person voting it.

APPROVAL

The contents of this Management Information Circular and the sending thereof to the Shareholders have been authorized by the Board of Directors of the Corporation.


DATED at Toronto this 7th day of May, 1999



/s/John C. Klock, M.D.
John C. Klock, M.D.
President, Chief Executive Officer
and Chief Financial Officer